EXHIBIT 99.1

International Absorbents Inc.
 “Products and Technology for the Good of the Environment"

FOR IMMEDIATE RELEASE:

International Absorbents Issues Bonds to
Finance New Manufacturing Facility

BELLINGHAM, WASH., Mar. 24, 2003... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that the Washington Economic Development Finance Authority has issued Industrial Revenue Bonds totaling $2,910,000 on behalf of the Company’s wholly-owned subsidiary, Absorption Corp., to finance a new manufacturing facility in Washington State.

The bonds are comprised of $2,355,000, as tax exempt and $555,000 as taxable. The purchaser and holder of the bonds is GE Capital Public Finance. The tax-exempt bonds have an initial rate of 5.63%, which lowers to 5.38% on October 1, 2003, with a term of 190 months. The taxable bonds have an initial rate of 5.78%, which lowers to 5.53% on October 1, 2003, with a term of 52 months.

“These bonds are a very cost-effective and non-dilutive method of financing our construction project,” stated Gordon L. Ellis, Chairman of International Absorbents Inc. “The majority of the bonds are tax-exempt and the interest rate is very favorable compared to bank financing. Overall, the use of low-interest, tax-free bonds to assist in paying for our new plant is a sound financial strategy and a good deal for our shareholders. The bonds will cover approximately half the cost of the facility while the other half will be paid for out of cash.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
(604) 514-6559 or (604) 681-6181
info@absorbents.com

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.